Exhibit 99.1

Contacts:  David Holmes – Investors
KCI
(210) 255-6892

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KINETIC CONCEPTS REPORTS
FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS FOR 2006

Fourth Quarter Highlights

      -  V.A.C.® revenue increased 18% to $293.2 million from $248.6 million in the prior-year period
      -  Total revenue increased 15% to $371.5 million from $322.0 million in the prior-year period
      -  Share-based compensation expense under FAS 123R reduced net earnings by $4.0 million, or
            $0.06 per diluted share
      -  Net earnings were $51.3 million, an increase of 11% from $46.4 million in the prior-year period
      -  Net earnings per diluted share were $0.73, an increase of 14% from $0.64 in the prior-year period

Full-Year Highlights

      -  V.A.C. revenue increased 18% to $1.07 billion from $907.5 million in the prior year
      -  Total revenue increased 13% to $1.37 billion from $1.21 billion in the prior year
      -  Share-based compensation expense under FAS 123R reduced net earnings by $12.0 million, or
            $0.17 per diluted share
      -  Net earnings were $195.5 million, an increase of 60% from $122.2 million in the prior year
      -  Net earnings per diluted share were $2.69, an increase of 61% from $1.67 in the prior year

San Antonio, Texas, January 30, 2007 – Kinetic Concepts, Inc. (NYSE: KCI) today reported fourth quarter 2006 total revenue of $371.5 million, an increase of 15% from the fourth quarter of 2005.  Total revenue for the full year of 2006 was $1.37 billion, a 13% increase from the prior year.  Foreign currency exchange movements favorably impacted total revenue for the fourth quarter and full year of 2006 by 2% and 1%, respectively, compared to the corresponding periods of the prior year.

Net earnings for the fourth quarter of 2006 were $51.3 million, an 11% increase from $46.4 million for the same period last year.  Net earnings per diluted share for the fourth quarter of 2006 increased 14% to $0.73 per diluted share compared to $0.64 per diluted share for the same period in the prior year.  For the full year of 2006, net earnings were $195.5 million, up 60% from $122.2 million for the prior year.  Net earnings per diluted share for the full year of 2006 were $2.69, an increase of 61% from last year.

During the third quarter of 2005, the Company reached an agreement to settle a 13-year old litigation case.  The settlement payment resulted in a charge of $72.0 million, or $47.4 million and $0.65 per diluted share, net of taxes.

“I am pleased with our fourth quarter performance.  The Company achieved a significant milestone of over one billion dollars in V.A.C. revenue during 2006,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “During my first few months here, we have begun to lay the foundation for what we expect will be a year of continued revenue growth, improved global processes and fiscal discipline.”

Revenue Recap – Fourth Quarter of 2006

Domestic revenue was $268.3 million for the fourth quarter of 2006, an increase of $28.5 million, or 12%, from the prior-year period due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  Domestic V.A.C. revenue of $219.5 million for the fourth quarter was 13% higher than the same period one year ago due to an increase in V.A.C. rental units-in-use, partly offset by lower realized pricing and shorter average treatment periods.  Growth in average rental units-in-use was reported across all care settings.  Lower realized V.A.C. pricing resulted primarily from lower canister reimbursement rates under Medicare Part B and payer mix changes, while the average treatment period per unit-in-use declined year-to-year resulting in slightly lower dressing and canister usage per unit out.

Domestic surfaces revenue was $48.8 million for the fourth quarter of 2006, an 8% increase from the same period in the prior year due primarily to growth of both rental and sales volumes in the acute care setting.

International revenue of $103.2 million for the fourth quarter of 2006 increased 25% compared to the prior-year period due primarily to higher V.A.C. revenue.  Fourth quarter international V.A.C. revenue of $73.7 million increased 36% compared to the year-ago period due primarily to continued market penetration.  International surfaces revenue of $29.5 million for the fourth quarter increased 5% compared to the prior-year period.  Foreign currency exchange movements favorably impacted total international revenue by 9% in the fourth quarter.

Revenue Recap – Full Year of 2006

Domestic revenue for 2006 was $993.8 million, up $107.6 million, or 12%, from 2005 due substantially to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  International revenue for 2006 of $377.9 million, increased $55.5 million, or 17%, compared to the prior year due to higher V.A.C. unit volumes, partly offset by lower surfaces revenue due directly to a significant sale of $5.1 million in the first quarter of 2005.  Foreign currency exchange movements favorably impacted total worldwide revenue by 1% for the year.

Worldwide V.A.C. revenue was $1.07 billion for 2006, an increase of 18% from the prior year due to increased market penetration resulting in higher rental and sales volumes.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 1% for the year.

Worldwide surfaces revenue was $302.5 million, an increase of less than 1% from the prior year.  Foreign currency exchange movements favorably impacted worldwide surfaces revenue by 1% for the year.  Negatively impacting worldwide surfaces revenue growth was a $5.1 million sale in 2005, which reduced growth over the prior year by 2%.

Gross Profit Margin

Gross profit for the fourth quarter and full year of 2006 was $177.1 million and $644.0 million, respectively, representing increases of 13% and 14%, respectively, from the same periods of the prior year.  Gross profit margin for the fourth quarter of 2006 was 47.7% compared to 48.7% for the same period one year ago.  For the full year of 2006, gross profit margin was 47.0%, up from 46.8% for the same period of the prior year.  Fourth quarter 2006 gross profit margin was negatively impacted by lower homecare reimbursement for V.A.C. canisters in addition to higher selling costs, which were due to continued additions to our clinical sales force combined with share-based compensation costs.

Share-Based Compensation

During the fourth quarter and full year of 2006, the Company recorded share-based compensation expense totaling $5.7 million and $17.1 million, respectively, before income taxes, or $0.06 and $0.17, respectively, per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R.  Prior to 2006, the Company accounted for share-based compensation under Accounting Principles Board Opinion No. 25.

Income Tax Rate

The effective income tax rate for the fourth quarter of 2006 was 34.7% compared to 34.0% in the prior-year period.  The effective income tax rate for the full year of 2006 was 33.1% compared to 34.0% in 2005.  The effective income tax rate for 2006 reflects the favorable resolution of certain tax contingencies during the first half of the year.

Other Matters

During the fourth quarter of 2006, the Company recorded CEO transition costs of approximately $2.7 million.  The Company also made a voluntary prepayment of approximately $20 million on its senior debt outstanding during the fourth quarter of 2006.  In connection with the prepayment, the Company wrote-off approximately $250,000 of capitalized debt issuance costs.

Outlook

The following guidance is based on current information and expectations as of January 30, 2007:

KCI currently projects full-year 2007 total revenue to be $1.51 – $1.56 billion, representing revenue growth of 10-14%, based primarily on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company currently projects net earnings per diluted share for 2007 of $3.05 – $3.15 per diluted share, based upon a weighted average diluted share estimate of 70.5 – 71.5 million shares, representing diluted EPS growth of 13 – 17%.

The Company’s practice is to provide guidance on a full-year basis.  However, the Company has historically experienced a seasonal fluctuation in sequential revenue between the fourth quarter and first quarter of each year.  As a result of this historical experience, the Company currently expects that revenue in the first quarter of 2007 will approximate revenue in the fourth quarter of 2006.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. eastern standard time today, Tuesday, January 30, 2007.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-362-4832
International Dial-in Number:	+617-597-5364
Participant Code:	32248120

This call is being webcast by CCBN and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Web cast – Q4 2006 Kinetic Concepts, Inc. Earnings Conference Call.  The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com and institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the webcast will be available at http://www.kci1.com/investor/index.asp until January 29, 2008.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  It is currently expected that a business outlook update will not be announced until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C., technology, which has been demonstrated clinically to help promote wound healing and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, payer reimbursement policies or our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of January 30, 2007.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2006, June 30, 2006 and March 31, 2006, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which will be filed with the SEC on or before March 1, 2007.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,			Year ended December 31,
			%			%
	2006	2005	Change	2006	2005	Change
Revenue:
Rental	$ 262,929	$ 229,366	14.6%	$ 979,669	$ 858,098	14.2%
Sales	108,562	92,659	17.2	391,967	350,458	11.8
	_______	_______		________	________
Total revenue	371,491	322,025	15.4%	1,371,636	1,208,556	13.5%

Rental expenses	161,148	133,588	20.6	607,132	528,000	15.0
Cost of sales	33,270	31,673	5.0	120,492	115,069	4.7
	_______	_______		________	________
Gross profit	177,073	156,764	13.0%	644,012	565,487	13.9%

Selling, general and administrative expenses	82,269	71,089	15.7	298,076	253,869	17.4
Research and development expenses	11,638	9,917	17.4	36,694	30,614	19.9
Litigation settlement expense	-	-	-	-	72,000	-
	_______	_______		________	________
Operating earnings	83,166	75,758	9.8%	309,242	209,004	48.0%

Interest income and other	930	667	39.4	4,717	4,189	12.6
Interest expense	(5,022)	(6,254)	(19.7)	(20,333)	(25,152)	(19.2)
Foreign currency gain (loss)	(455)	82	-	(1,580)	(2,958)	(46.6)
	_______	_______		________	________
Earnings before income taxes	78,619	70,253	11.9%	292,046	185,083	57.8%

Income taxes	27,281	23,886	14.2	96,578	62,928	53.5
	_______	_______		________	________
Net earnings	$ 51,338	$ 46,367	10.7%	$ 195,468	$ 122,155	60.0%
	_______	_______		________	________
Net earnings per share:
Basic	$ 0.74	$ 0.66	12.1%	$ 2.76	$ 1.76	56.8%
	_______	_______		________	________
Diluted	$ 0.73	$ 0.64	14.1%	$ 2.69	$ 1.67	61.1%
	_______	_______		________	________
Weighted average shares outstanding:
Basic	69,645	69,922		70,732	69,404
	_______	_______		________	________
Diluted	70,668	72,993		72,652	73,024
	_______	_______		________	________

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2006	2005

Assets:
Current assets:
Cash and cash equivalents	$ 107,146	$ 123,383
Accounts receivable, net	327,573	281,890
Inventories, net	43,489	28,429
Deferred income taxes	35,978	26,447
Prepaid expenses and other current assets	17,602	16,908
	_______	_______
Total current assets	531,788	477,057

Net property, plant and equipment	217,471	192,243
Debt issuance costs, less accumulated amortization of
$15,406 at 2006 and $12,709 at 2005	4,848	7,545
Deferred income taxes	7,903	6,895
Goodwill	49,369	49,369
Other non-current assets, less accumulated amortization of
$9,757 at 2006 and $9,310 at 2005	31,063	29,002
	_______	_______
	$ 842,442	$ 762,111
	_______	_______
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$ 38,543	$ 43,853
Accrued expenses and other	189,801	170,695
Current installments of long-term debt	1,446	1,769
Income taxes payable	21,058	18,619
	_______	_______
Total current liabilities	250,848	234,936

Long-term debt, net of current installments	206,175	292,726
Deferred income taxes	19,627	30,622
Other non-current liabilities	9,579	12,361
	_______	_______
	486,229	570,645

Shareholders' equity:
Common stock; authorized 225,000 at 2006 and 2005;
issued and outstanding 70,461 at 2006 and 70,307 at 2005	70	70
Preferred stock; authorized 50,000 at 2006 and 2005;
issued and outstanding 0 at 2006 and 2005	-	-
Additional paid-in capital	575,539	557,468
Deferred compensation	-	(6,880)
Retained deficit	(244,325)	(365,916)
Accumulated other comprehensive income	24,929	6,724
	_______	_______
Shareholders' equity	356,213	191,466
	_______	_______
	$ 842,442	$ 762,111
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Year ended December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$ 195,468	$ 122,155
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	83,407	68,852
Provision for bad debt	13,744	17,435
Amortization of deferred gain on sale of headquarters facility	(1,070)	(1,070)
Write-off of deferred debt issuance costs	1,515	2,941
Share-based compensation expense	17,107	1,874
Tax benefit related to exercise of stock options	-	27,459
Excess tax benefit from share-based payment arrangements	(43,152)	(27,459)
Change in assets and liabilities:
Increase in accounts receivable, net	(55,986)	(45,554)
Decrease (increase) in inventories, net	(14,505)	7,352
Increase in current deferred income taxes	(9,531)	(1,611)
Increase in prepaid expenses and other current assets	(2,527)	(3,432)
Increase (decrease) in accounts payable	(4,850)	720
Increase in accrued expenses and other	19,769	24,872
Increase in income taxes payable	48,218	25,257
Increase (decrease) in non-current deferred income taxes, net	(11,344)	18,407
	_______	_______
Net cash provided by operating activities	236,263	238,198
	_______	_______
Cash flows from investing activities:
Additions to property, plant and equipment	(92,178)	(94,225)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	(4,000)	2,300
Dispositions of property, plant and equipment	1,894	2,508
Increase in other non-current assets	(5,491)	(417)
	_______	_______
Net cash used by investing activities	(99,775)	(89,834)
	_______	_______
Cash flows from financing activities:
Repayment of long-term debt, capital lease and other obligations	(87,684)	(150,252)
Repurchase of common stock in open market transactions	(100,000)	-
Excess tax benefit from share-based payment arrangements	43,152	-
Proceeds from exercise of stock options	11,937	9,276
Purchase of immature shares for minimum tax withholdings	(27,660)	(7,589)
Proceeds from purchase of stock in ESPP and other	3,830	4,113
	_______	_______
Net cash used by financing activities	(156,425)	(144,452)
	_______	_______
Effect of exchange rate changes on cash and cash equivalents	3,700	(4,895)
	_______	_______
Net decrease in cash and cash equivalents	(16,237)	(983)

Cash and cash equivalents, beginning of year	123,383	124,366
	_______	_______
Cash and cash equivalents, end of year	$ 107,146	$ 123,383
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended December 31,
			Variance
	2006	2005	$	%
Total Revenue:
V.A.C.
Rental	$ 200,718	$ 169,742	$ 30,976	18.2%
Sales	92,471	78,860	13,611	17.3
	_______	_______	______
Total V.A.C.	293,189	248,602	44,587	17.9

Therapeutic surfaces/other
Rental	62,211	59,624	2,587	4.3
Sales	16,091	13,799	2,292	16.6
	_______	_______	______
Total therapeutic surfaces/other	78,302	73,423	4,879	6.6

Total rental revenue	262,929	229,366	33,563	14.6
Total sales revenue	108,562	92,659	15,903	17.2
	_______	_______	______
Total Revenue	$ 371,491	$ 322,025	$ 49,466	15.4%
	_______	_______	______

USA Revenue:
V.A.C.
Rental	$ 164,032	$ 143,408	$ 20,624	14.4%
Sales	55,460	51,018	4,442	8.7
	_______	_______	______
Total V.A.C.	219,492	194,426	25,066	12.9

Therapeutic surfaces/other
Rental	40,469	37,783	2,686	7.1
Sales	8,292	7,539	753	10.0
	_______	_______	______
Total therapeutic surfaces/other	48,761	45,322	3,439	7.6

Total USA rental	204,501	181,191	23,310	12.9
Total USA sales	63,752	58,557	5,195	8.9
	_______	_______	______
Total – USA Revenue	$ 268,253	$ 239,748	$ 28,505	11.9%
	_______	_______	______

International Revenue:
V.A.C.
Rental	$ 36,686	$ 26,334	$ 10,352	39.3%
Sales	37,011	27,842	9,169	32.9
	_______	_______	______
Total V.A.C.	73,697	54,176	19,521	36.0

Therapeutic surfaces/other
Rental	21,742	21,841	(99)	(0.5)
Sales	7,799	6,260	1,539	24.6
	_______	_______	______
Total therapeutic surfaces/other	29,541	28,101	1,440	5.1

Total International rental	58,428	48,175	10,253	21.3
Total International sales	44,810	34,102	10,708	31.4
	_______	_______	______
Total – International Revenue	$ 103,238	$ 82,277	$ 20,961	25.5%
	_______	_______	______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Year ended December 31,
			Variance
	2006	2005	$	%
Total Revenue:
V.A.C.
Rental	$ 732,308	$ 615,579	$ 116,729	19.0%
Sales	336,781	291,964	44,817	15.4
	________	________	_______
Total V.A.C.	1,069,089	907,543	161,546	17.8

Therapeutic surfaces/other
Rental	247,361	242,519	4,842	2.0
Sales	55,186	58,494	(3,308)	(5.7)
	________	________	_______
Total therapeutic surfaces/other	302,547	301,013	1,534	0.5

Total rental revenue	979,669	858,098	121,571	14.2
Total sales revenue	391,967	350,458	41,509	11.8
	________	________	_______
Total Revenue	$1,371,636	$1,208,556	$ 163,080	13.5%
	________	________	_______

USA Revenue:
V.A.C.
Rental	$ 603,558	$ 519,570	$ 83,988	16.2%
Sales	204,703	186,476	18,227	9.8
	________	________	_______
Total V.A.C.	808,261	706,046	102,215	14.5

Therapeutic surfaces/other
Rental	156,674	152,294	4,380	2.9
Sales	28,837	27,853	984	3.5
	________	________	_______
Total therapeutic surfaces/other	185,511	180,147	5,364	3.0

Total USA rental	760,232	671,864	88,368	13.2
Total USA sales	233,540	214,329	19,211	9.0
	________	________	_______
Total – USA Revenue	$ 993,772	$ 886,193	$ 107,579	12.1%
	________	________	_______

International Revenue:
V.A.C.
Rental	$ 128,750	$ 96,009	$ 32,741	34.1%
Sales	132,078	105,488	26,590	25.2
	________	________	_______
Total V.A.C.	260,828	201,497	59,331	29.4

Therapeutic surfaces/other
Rental	90,687	90,225	462	0.5
Sales	26,349	30,641	(4,292)	(14.0)
	________	________	_______
Total therapeutic surfaces/other	117,036	120,866	(3,830)	(3.2)

Total International rental	219,437	186,234	33,203	17.8
Total International sales	158,427	136,129	22,298	16.4
	________	________	_______
Total – International Revenue	$ 377,864	$ 322,363	$ 55,501	17.2%
	________	________	_______